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CHANNELL ANNOUNCES SECOND QUARTER RESULTS

Temecula, CA – July 24, 2003 – Channell Commercial Corporation (NASDAQ:CHNL) today announced unaudited financial results for the second quarter ended June 30, 2003. For the three months ended June 30, 2003, Channell’s net revenues were $20.3 million compared to $25.8 million in the same period of 2002. Channell’s net income in the second quarter of 2003 was $1.1 million or $0.12 per share compared to net income of $0.8 million or $0.09 per share in the second quarter of 2002. The second quarter earnings in 2002 included a $2.0 million addition to bad debt reserves resulting from the Adelphia Chapter 11 bankruptcy. For the six months ended June 30, 2003, revenues were $36.5 million compared to $45.7 million in the same period in 2002. For the six months ended June 30, 2003 net income was $0.09 per diluted share compared to $0.14 per diluted share in the same period last year.

William H. Channell, Jr., President and Chief Operating Officer, said, “Given the difficult industry environment, we are pleased we were profitable in the second quarter. Visibility for the second half of 2003 is low. Order flow has trended down since peaking in April. We expect third quarter revenues to be similar to second quarter revenues and third quarter earnings to be in the $0.08 to $0.12 range. We believe our strong balance sheet and reduced cost structure position us to take advantage of a number of sizable telephone market opportunities consistent with our strategy of increasing our telephone revenues to 50% of total revenues.”

Today’s Conference Call

There will be a conference call webcast at www.companyboardroom.com at 3:00 PM Eastern time today to discuss today’s release.

About Channell

Channell Commercial Corporation is a global designer and manufacturer of telecommunications equipment primarily supplied to telephone and broadband network operators worldwide. Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, and fiber-optic cable management systems. Channell’s headquarters and U.S. manufacturing facilities are in Temecula, California. International operations include facilities in Toronto (Canada), London (U.K.), and Sydney (Australia).

Forward-Looking Statements

Forward-looking statements contained within this press release are subject to many uncertainties in the Company’s operations and business environments. Examples of such uncertainties include customer demand, material costs, integration of acquired businesses and worldwide economic conditions among others. Such uncertainties are discussed further in the Company’s 10K and S-1 filed with the Securities and Exchange Commission.

Contact

George C. Christy, Treasurer

tel 909.719.2600 fax 909.296.2333

E-Mail: gchristy@channellcorp.com

— Financials to Follow —

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(amounts in thousands, except per share data)

	Six months ended June 30,		Three months ended June 30,
	2003	2002	2003	2002
Net sales	$36,503	$45,664	$20,285	$25,823
Cost of goods sold	25,572	29,194	13,836	15,835

Gross profit	10,931	16,470	6,449	9,988

Operating expenses
Selling	4,647	4,961	2,345	2,792
General and administrative	3,728	6,655	1,876	4,654
Research and development	785	838	390	446

	9,160	12,454	4,611	7,892

Income from operations	1,771	4,016	1,838	2,096
Interest expense, net	260	1,321	139	551

Income before income taxes	1,511	2,695	1,699	1,545
Income taxes	731	1,379	631	725

Net income	$780	$1,316	$1,068	$820

Net income per share
Basic	$0.09	$0.15	$0.12	$0.09

Diluted	$0.09	$0.14	$0.12	$0.09

Weighted average number of shares outstanding
Basic	9,125	9,025	9,126	9,025

Diluted	9,138	9,086	9,140	9,101

Net income	$780	$1,316	$1,068	$820
Other comprehensive income, net of tax
Foreign currency translation adjustments	1,202	615	732	681

Comprehensive net income	$1,982	$1,931	$1,800	$1,501

EBITDA	$4,999	$7,689	$3,433	$4,076

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,743	$3,162
Accounts receivable, net	11,566	10,156
Inventories	9,008	7,757
Deferred income taxes	1,037	1,037
Prepaid expenses and misc. receivables	937	1,090
Income taxes receivable	—	247

Total current assets	28,291	23,449
Property and equipment at cost, net	20,510	25,431
Deferred income taxes	4,467	4,367
Intangible assets, net	504	504
Other assets	478	412

	$54,250	$54,163

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,848	$5,820
Short term debt (including current maturities of long term debt)	952	952
Current maturities of capital lease obligations	264	694
Accrued taxes	56	—
Accrued restructuring liability	1,663	2,155
Accrued expenses	4,129	3,625

Total current liabilities	12,912	13,246

Long term debt, less current maturities	3,336	4,877
Capital lease obligations, less current maturities	30	25
Deferred gain on sale leaseback transaction	544	574
Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock, par value $.01 per share, authorized—1,000 shares, none issued and outstanding	—	—
Common stock, par value $.01 per share, authorized—19,000 shares; issued—9,369 shares in December 31, 2002 and 9,370 in June 30, 2003; outstanding—9,125 shares in December 31, 2002 and 9,126 in June 30, 2003	94	94
Additional paid-in capital	28,660	28,655
Treasury stock—244 shares in 2002 and 2003	(1,871)	(1,871)
Retained earnings	11,336	10,556
Accumulated other comprehensive income (loss)—Foreign currency translation	(791)	(1,993)

Total stockholders’ equity	37,428	35,441

Total liabilities and stockholders’ equity	$54,250	$54,163

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(amounts in thousands)

	Six months ended June 30,
	2003	2002
Cash flows from operating activities:
Net income	$780	$1,316
Depreciation and amortization	3,228	3,673
Deferred income taxes	(100)	670
Loss on disposal of fixed assets	79	41
Foreign currency transaction gain	13	—
Change in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	(1,071)	2,263
Inventories	(940)	1,274
Prepaid expenses	376	480
Other	(64)	(100)
Income taxes receivable	—	5,076
Increase (decrease) in liabilities:
Accounts payable	101	(677)
Accrued expenses	479	301
Restructuring liability	(548)	(942)
Income taxes payable	242	742

Net cash provided by operating activities	2,575	14,117

Cash flows from investing activities:
Acquisition of property and equipment	(639)	(1,401)
Proceeds from the sales of property and equipment	2,314	6,614

Net cash provided by investing activities	1,675	5,213

Cash flows from financing activities:
Repayment of debt	(1,541)	(17,089)
Repayment of obligations under capital lease	(436)	(1,215)
Exercise of stock options	5	—

Net cash used in financing activities	(1,972)	(18,304)

Effect of exchange rates on cash	303	87

Increase in cash and cash equivalents	2,581	1,113
Cash and cash equivalents, beginning of period	3,162	8,762

Cash and cash equivalents, end of period	$5,743	$9,875

Cash paid during the period for:
Interest	$172	$1,126

Income taxes	$407	$244

CHANNELL COMMERCIAL CORPORATION

RECONCILIATION OF EBITDA

(amounts in thousands)

	Six months ended June 30,		Three months ended June 30,
	2003	2002	2003	2002
Net income	780	1,316	1,068	820
Interest expense, net	260	1,321	139	551
Income taxes	731	1,379	631	725
Depreciation & amortization	3,228	3,673	1,595	1,980

EBITDA	4,999	7,689	3,433	4,076

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